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                                                                   EXHIBIT 10.11
                                                                   -------------




                      [Monsanto Letterhead Appears Here]



Roger Salquist
Calgene
1920 Fifth Street
Davis, CA  95616

          ACC Synthase License
          --------------------

Dear Mr. Salquist:

With respect to the license entitled "Intellectual Property License between The United States Department of Agriculture and The Monsanto Company on United States Patent Application Serial Number 07/579,896 `Recombinant ACC Synthase' filed September 10, 1990," Monsanto agrees that as long as Calgene remains an affiliate of Monsanto, as that term is defined in the license, Monsanto will maintain that license in full force and effect.

Calgene agrees that during the time it is an affiliate of Monsanto, it shall reimburse Monsanto for any annual fees and any royalties due under the license.

In the event that Monsanto commercializes any product with the scope of the license, the parties agree that Calgene's obligations shall be limited to reimbursement of one half of the Annual Maintenance Fee and any fees and royalties due solely because of activities or sales of Calgene.

Please indicate your acceptance of these terms by signing below.

                              Monsanto Company



                              Robert T. Fraley
                              President, Ceregen

Agreed and Accepted by:

Calgene, Inc.,


Roger Salquist
Chief Executive Officer